Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-223556 and 333-208354) and Form S-3 (File No. 333-215671) of VistaGen Therapeutics, Inc. of our report dated June 26, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of VistaGen Therapeutics, Inc., which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California
June 26, 2018